Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub

President and Chief Executive Officer

Tel. (914) 593-0809

KTRAUB@ABNH.COM

Alan Goldstein

Vice President and Chief Financial Officer

Tel. (914) 593-0844

AGOLDSTEIN@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
FIRST QUARTER FINANCIAL RESULTS

Elmsford, NY - May 16, 2005 – American Bank Note Holographics, Inc. (“ABNH”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the first quarter ended March 31, 2005.

Net income for the first quarter of 2005 was $0.6 million, or $0.03 per share, compared with net income of $0.4 million, or $0.02 per share, for the first quarter of 2004.   Sales for the first quarter of 2005 were $6.4 million, compared with $5.0 million for the first quarter of 2004.

Kenneth H. Traub, President and CEO of ABNH, commented, “The first quarter of 2005 was another successful quarter for ABNH in which we set new records again for both sales and profits while we continued to move forward on our investment, move and consolidation program.   We continued to successfully implement programs in the transaction card, identity document, pharmaceutical and brand protection markets that are supporting our growth.   We are also pleased with the progress of the move into our new state-of-the art facility in Robbinsville, New Jersey.  We have already started to staff many key positions in the new facility and expect to move our manufacturing operations from Elmsford and Huntingdon Valley in June and July.  Our financial position remains strong with approximately $12 million of cash and short-term investments, and no debt.”

(More)

ABNH REPORTS FIRST QUARTER FINANCIAL RESULTS/2

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection and authentication of transaction cards, identification cards, documents of value, consumer and industrial products as well as for packaging and design applications.   ABNH is headquartered in Elmsford, NY.  For more information, visit www.abnh.com

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ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com

-Financial Tables to Follow-

ABNH REPORTS FIRST QUARTER FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,850	$11,357
Short-term investments	8,108	1,989
Accounts receivable, net of allowance for doubtful accounts of $190 and $180	4,892	3,889
Inventories	4,232	3,394
Deferred income taxes	996	983
Prepaid expenses	242	317
Total current assets	22,320	21,929
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $10,185 and $10,062	3,756	3,172
Other assets	106	110

Total Assets	$26,182	$25,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,907	$1,519
Accrued expenses	2,217	2,065
Deferred revenue	342	—
Customer advances	115	69
Income taxes payable	499	1,058
Total current liabilities	5,080	4,711
Deferred income taxes	1,174	1,186
Total liabilities	6,254	5,897

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,517,907 shares and 18,515,907 shares	185	185
Additional paid-in capital	24,062	24,058
Accumulated deficit	(4,319)	(4,929)
Total Stockholders’ Equity	19,928	19,314

Total Liabilities and Stockholders’ Equity	$26,182	$25,211

ABNH REPORTS FIRST QUARTER FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenue:
Sales	$6,400	$5,034
Royalty income	10	10
	6,410	5,044
Costs and expenses:
Cost of goods sold	2,799	2,270
Selling and administrative	1,918	1,683
Research and development	273	283
Depreciation and amortization	351	160
Facility consolidation	107	—
	5,448	4,396

Operating income	962	648

Other income:
Interest income	54	23
	54	23

Income before provision for income taxes	1,016	671
Provision for income taxes	406	269

Net income	$610	$402

Net income per share:
Basic and diluted	$0.03	$0.02